As filed with the Securities and Exchange Commission on April 21, 2023

Registration No. 333-267821

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LUXURBAN HOTELS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	531110	82-3334945
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2125 Biscayne Blvd

Suite 253

Miami, Florida 33137

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Office)

Brian Ferdinand, Chairman and Chief Executive Officer

LuxUrban Hotels Inc.

2125 Biscayne Blvd, Suite 253

Miami, Florida 33137

833-723-7368

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Richard H. Kronthal
James V. Davidson
Hunton Andrews Kurth LLP
200 Park Avenue

New York, New York 10166

(212) 309-1000

David Alan Miller, Esq.

Brian L. Ross, Esq.

Graubard Miller

405 Lexington Avenue, 44th Floor

New York, New York 10174

Telephone: (212) 818-8800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

On October 11, 2022, LuxUrban Hotels Inc. (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-267821) (as amended, the “Registration Statement”). The Registration Statement was originally declared effective by the SEC on October 28, 2022. The Registration Statement originally registered the resale by the selling stockholders (the “Selling Stockholders”) identified therein (and their permitted transferees) from time to time of up to an aggregate of (a) 2,003,239 shares of our common stock issuable to them upon conversion of 2022 Investor Financing Notes (as defined therein), (b) 2,156,251 shares of our common stock issuable to them upon exercise of 2022 Investor Financing Warrants (as defined therein) and (c) 32,000 shares of our common stock issuable to them upon exercise of 2022 Investor Financing Agent Warrants (as defined therein), of which 1,300,000 shares of our common stock have been sold since the Registration Statement became effective and 2,891,490 shares remain unsold.

This Post-Effective Amendment No. 2 to the Registration Statement is being filed to update and supplement, among other things, the information contained in the Registration Statement to incorporate by reference the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on March 31, 2023 (the “Annual Report”), the Company’s Current Reports on Form 8-K filed since December 31, 2022, and all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration and filing fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus Subject to Completion Dated April 21, 2023

LUXURBAN HOTELS INC.

4,191,490 shares of Common Stock
offered by Selling Stockholders

This prospectus is part of a registration statement that registers the resale by the selling stockholders (the “Selling Stockholders”) identified herein (and their permitted transferees) from time to time of up to an aggregate of (a) 2,003,239 shares of our common stock issuable to them upon conversion of 2022 Investor Financing Notes (as defined in the initially filed Registration Statement), (b) 2,156,251 shares of our common stock issuable to them upon exercise of 2022 Investor Financing Warrants (as defined in the initially filed Registration Statement) and (c) 32,000 shares of our common stock issuable to them upon exercise of our 2022 Investor Financing Agent Warrants (as defined in the initially filed Registration Statement).

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our common stock by the Selling Stockholders. However, we may receive up to $4,453,302 aggregate gross proceeds from sales of common stock upon cash exercises of the 2022 Investor Financing Warrants and the 2022 Investor Financial Agent Warrants.

The Selling Stockholders may sell or otherwise dispose of the common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 99 of the initially filed Registration Statement for more information.

We shall bear all fees and expenses incurred in connection with the registration statement of which this prospectus is a part, and all expenses incurred in performing or complying with our other obligations under the registration rights agreements pursuant to which such registration statement has been filed, including, without limitation: (i) all registration and filing fees (including, without limitation, fees and expenses of our counsel and independent registered public accountants) (A) with respect to filings made with the Securities and Exchange Commission, (B) with respect to filings required to be made with The Nasdaq Capital Market, and (C) in compliance with applicable state securities or blue sky laws reasonably agreed to by us with the holders in writing (including, without limitation, fees and disbursements of our counsel in connection with blue sky qualifications or exemptions of the securities registered hereby), (ii) printing expenses (including, without limitation, expenses of printing certificates for such securities), (iii) messenger, telephone and delivery expenses, (iv) other fees and disbursements of our counsel, (v) Securities Act liability insurance, if we select to obtain such insurance, and (vi) fees and expenses of all other persons retained by us in connection with the consummation of the registration of such securities. We shall not, however, be responsible for any broker or similar commissions or legal fees of any holder. See “Plan of Distribution” beginning on page 99 of the initially filed Registration Statement.

Our common stock is currently listed on The Nasdaq Capital Market or “Nasdaq”, under the symbol “LUXH”. On April 20, 2023, the last reported sales price of our common stock, as reported on The Nasdaq Capital Market, was $2.96 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 3 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that registers the resale by the Selling Stockholders identified herein (and their permitted transferees) from time to time of up to an aggregate of 4,191,490 shares our common stock comprised of: (a) 2,003,239 shares of our common stock issuable to them upon conversion of 2022 Investor Financing Notes (as defined in the initially filed Registration Statement), (b) 2,156,251 shares of our common stock issuable to them upon exercise of 2022 Investor Financing Warrants (as defined in the initially filed Registration Statement) and (c) 32,000 shares of our common stock issuable to them upon exercise of our 2022 Investor Financing Agent Warrants (as defined in the initially filed Registration Statement).

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where such offer or sale are not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus, or any applicable prospectus supplement. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Stockholders may use this prospectus to sell securities from time to time through any means described in the section titled “Plan of Distribution” beginning on page 99 of the initially filed Registration Statement. More specific terms of any securities that the Selling Stockholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus together with the other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement.

For further information about our business and the securities covered by this prospectus, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase our securities, you should review the full text of these documents. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” for more information.

Unless expressly indicted or the context otherwise requires, references in this prospectus to “LuxUrban,” the “Company,” the “Registrant,” “we,” “us” and “our” refer to LuxUrban Hotels Inc., a Delaware corporation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and the information incorporated by reference in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. The forward-looking statements are contained principally in, but not limited to, “Item 1. Business,” “Item 1A. Risk Factors,” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Annual Report, and may be contained in our future SEC reports. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about.

●	our financial performance, including our ability to generate revenue;

●	the outbreak of the novel coronavirus (“COVID-19”), including the measures to reduce its spread, and the impact on the economy and demand for our services, which may precipitate or exacerbate other risks and uncertainties in our financial performance, including our ability to generate revenue;

●	potential effects of a challenging economy, for example, on the demand for vacation travel accommodations and the effect thereof on our business and financial condition;

●	the ability of our short stay accommodation offerings to achieve market acceptance and to build our portfolio of accommodation offerings in multiple cities throughout the United States and internationally;

●	the impact of increased competition;

●	our success in retaining or recruiting officers, key employees and directors;

●	our ability to service our existing indebtedness and obtain additional financing when and if needed;

●	our ability to protect our intellectual property;

●	our ability to complete strategic acquisitions, including joint ventures;

●	our ability to manage growth and integrate operations from properties that we lease;

●	uninterrupted service by the third-party service providers we rely on for material parts of our operations, including payment processing, data collection and security, online reservations and booking and other technology services;

●	the liquidity and trading of our securities;

●	regulatory and operational risks;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and

●	the time during which we will be an Emerging Growth Company (“EGC”) under the Jumpstart Our Business Startups Act of 2012, or JOBS Act.

The forward-looking statements contained in this prospectus and the information incorporated by reference are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those listed elsewhere in this prospectus, in the Annual Report under “Item 1A. Risk Factors”, and the risks detailed in our future SEC reports. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Given these risks and uncertainties, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus.

RISK FACTORS

You should carefully review and consider the following risk factors, together with the other information contained in this prospectus, and the financial and other information set forth under “Item 1A. Risk Factors” of the Annual Report, which is incorporated herein by reference, and in other filings we make with the SEC, in evaluating an investment in our company. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, cash flows, financial condition and results of operations of our company. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by our management that later may prove to be incorrect or incomplete. We may face additional risks and uncertainties that are not presently known or that are currently deemed immaterial, which may also impair our business or financial condition.

Risks Related to This Offering

Our company’s ability to raise capital in the future could become impaired; and our stockholders bear the risk of our company’s future offerings reducing the market prices of our securities and dilution to such stockholders’ interests.

In the future, our company may need to raise additional funds through the issuance of new equity securities, debt, or a combination of both. However, the lapse or waiver of any lock up restrictions or any sale or perception of a possible sale by our stockholders, and any related decline in the market price of our common stock, could impair our ability to raise capital. If adequate funds are not available on acceptable terms, and our company is not able to raise additional funds through the issuance of new equity securities, we may be unable to fund our capital requirements. If our company issues new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. In addition, our stockholders will experience additional dilution when option holders exercise their right to purchase common stock under our equity incentive plans, when restricted stock awards vest and settle, when we issue equity awards to our employees under our equity incentive plans, or when we otherwise issue additional equity. Should we require additional funding, we cannot be sure that it will be available to us on reasonable terms, or at all. If we cannot raise additional funds when we need them, our ability to continue to support our business and to respond to business challenges would be significantly limited, and our business, results of operations, and financial condition would be materially adversely affected. The ability to issue securities in any future offering will also depend on market conditions and other factors beyond our control, and accordingly, we cannot predict or estimate the amount, timing, or nature of our company’s future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.

Future sales of our common stock, or the perception that future sales may occur, may cause the market price of our common stock to decline, even if our business is doing well.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could materially and adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. The shares of common stock offered by the Selling Stockholders in this offering will be freely tradable, without restriction, in the public market. See the section entitled “Shares Eligible for Future Trading” in the initially filed Registration Statement for a more detailed description of the restrictions on selling shares of our common stock.

SELLING STOCKHOLDERS

The common stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders, and those issuable to the Selling Stockholders, upon exercise of the warrants. For additional information regarding the issuances of those shares of common stock and warrants, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Annual Report. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the transactions described in “Item 15. Recent Sales of Unregistered Securities” of this prospectus, Greenle Partners LLC Series Alpha P.S. (“Greenle Alpha”), Greenle Partners LLC Series Beta P.S. (“Greenle Beta” and, together with Greenle Alpha, “Greenle”) and Maxim Group LLC (“Maxim”) have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each Selling Stockholder, based on its ownership of the 2022 Investor Financing Notes and 2022 Investor Financing Warrants, as of April 21, 2023, assuming the conversion of such promissory notes and the exercise of the warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issuable to the Selling Stockholders upon the conversion or exercise of 2022 Investor Financing Notes and 2022 Investor Financing Warrants issued as described in the initially filed Registration Statement and the Annual Report and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration rights agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the 2022 Investor Financing Notes and the warrants, a Selling Stockholder may not convert such notes (or the promissory notes issuable upon conversion thereof) or exercise the 2022 Investor Financing Warrants to the extent such conversion or exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of such notes or exercise of such warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution” in the initially filed Registration Statement.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of our common stock with respect to which the Selling Stockholders has sole or shared voting and investment power. The percentage of shares of our common stock beneficially owned by the Selling Stockholders prior to the offering shown in the table below is based on an aggregate of 30,306,716 shares of our common stock outstanding on April 21, 2023. The fourth column assumes the resale by the Selling Stockholders of all of the shares of our common stock being offered for resale pursuant to this prospectus.

	Number of Shares of common stock Beneficially Owned Prior to Offering		Maximum Number of Shares of common stock to be Offered Pursuant to this Prospectus	Number of Shares of common stock Beneficially Owned After Offering
Name of Selling Stockholders	Number		Number	Number(1)	Percent
Greenle Partners LLC Series Alpha P.S. and affiliate(2)	6,726,072	(3)	2,891,489	3,834,583	9.99	%(4)
Maxim Group LLC(5)	32,000	(6)	32,000	0	-

(1)	Assumes the sale of all shares of our common stock being offered pursuant to this prospectus.
(2)	The business address of Greenle Partners LLC Series Alpha P.S. (“Greenle Alpha”) and Greenle Partners LLC Series Beta P.S. (“Greenle Beta” and, together with Greenle Alpha, “Greenle”) is 156 W. Saddle River Road Saddle River, NJ 07458. Mr. Alan Uryniak, as the manager of Greenle, has sole voting and dispositive power over all shares beneficially owned by Greenle.
(3)	Consists of (a) 3,106,251 shares of common stock underlying warrants issued by the Issuer to Greenle. with the beneficial ownership not to exceed 9.99%, (b) 1,973,895 shares of common stock underlying senior convertible promissory notes issued by the Issuer to Greenle Alpha with the beneficial ownership not to exceed 9.99% and (c) 1,645,926 shares of common stock.
(4)	At no point will ownership of the shares exceed 9.99%.

(5)	The business address of Maxim Group LLC (“Maxim”)is 300 Park Avenue, 16th Floor, New York, NY 10022.

(6)	Consists of 32,000 shares of our common stock issuable to Maxim upon exercise of our 2022 Investor Financing Agent Warrants.

LEGAL MATTERS

The legality of the securities offered hereby has been passed on for us by our counsel, Graubard Miller, New York, New York.

EXPERTS

The consolidated financial statements of LuxUrban Hotels Inc. as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, are included herein in reliance upon the report of Grassi & Co., CPAs, P.C., independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov. Additionally, you may access our filings with the SEC through our website at https://luxurbanhotels.com.

We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

Information contained on, or that can be accessed through, our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus and any accompanying prospectus supplement. The documents listed below are incorporated by reference:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023;

●	our Current Reports on Form 8-K, filed with the SEC on February 14, 2023, February 21, 2023 and April 18, 2023;

●

the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A/A (File No. 001-41473), filed with the SEC on August 10, 2022, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

●	the Definitive Proxy Statement on Schedule 14A filed with the SEC on April 18, 2023 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022);

We also incorporate by reference all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering described in this prospectus. Any statement made in this prospectus or in a document incorporated by reference into this prospectus or any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to 2125 Biscayne Blvd, Suite 253, Miami, FL 33137, Attention: Secretary or by calling us at 833-723-7368.

LUXURBAN HOTELS INC.
INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
LuxUrban Hotels Inc. and Subsidiaries, formerly known as CorpHousing Group Inc. and Subsidiaries

Miami, Florida

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of LuxUrban Hotels Inc. and Subsidiaries, formerly known as CorpHousing Group Inc. and Subsidiaries, (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 3 to the consolidated financial statements, the Company changed its accounting policy related to its recording of leases whereby it is recognizing a right-of-use asset and a lease liability for all lease agreements with a term greater than 12 months. The policy was adopted retrospectively effective January 1, 2022, with the cumulative effect of initially applying the policy recognized as of the date of application. Our opinion is not modified with respect to this matter.

GRASSI & CO., CPAs, P.C.

We have served as the Company’s auditor since 2021.

Jericho, New York

March 31, 2023

LUXURBAN HOTELS INC.

Consolidated Balance Sheets

	December 31,
	2022	2021
ASSETS
Current Assets
Cash and Cash Equivalents	$1,076,402	$6,998
Treasury Bills	2,661,382	-
Processor Retained Funds	6,734,220	56,864
Other Current Assets	963,300	166,667
Deferred Offering Costs	-	771,954
Security Deposits - Current	112,290	276,943
Total Current Assets	$11,547,594	$1,279,426
Other Assets
Furniture and Equipment, Net	197,129	11,500
Restricted Cash	1,100,000	1,100,000
Security Deposits – Noncurrent	11,233,385	1,377,010
Prepaid Expenses and Other Noncurrent Assets	559,838	-
Operating Lease Right-Of-Use Asset, Net	83,325,075	-
Total Other Assets	96,415,427	2,488,510
Total Assets	$107,963,021	$3,767,936
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable and Accrued Expenses	$6,252,491	$4,209,366
Rents Received in Advance	2,566,504	1,819,943
Short Term Business Financing	1,921,439	1,386,008
Loans Payable – Current	10,406,095	2,104,408
Operating Lease Liability - Current	4,293,085	-
Total Current Liabilities	25,439,614	9,519,725
Long-Term Liabilities
Loans Payable	4,189,193	4,925,449
Deferred Rent	-	536,812
Operating Lease Liability - Noncurrent	81,626,338	-
Total Long-Term Liabilities	85,815,531	5,462,261
Total Liabilities	111,255,145	14,981,986
Commitments and Contingencies
Stockholders’ Deficit
Members’ Deficit	-	(11,214,050)
Common Stock (shares authorized, issued and outstanding – 90,000,000; 27,691,918; 27,691,918; respectively)	276	-
Additional Paid in Capital	17,726,592	-
Accumulated Deficit	(21,018,992)	-
Total Stockholders’ Deficit	(3,292,124)	(11,214,050)
Total Liabilities and Stockholders’ Deficit	$107,963,021	$3,767,936

See accompanying notes to consolidated financial statements.

LUXURBAN HOTELS INC.

Consolidated Statements of Operations

	For The Years Ended
	December 31,
	2022	2021
Net Rental Revenue	$43,825,424	$21,379,913
Rent Expense	10,340,188	10,037,659
Non-Cash Rent Expense Amortization	1,894,731	325,114
Other Expenses	19,215,156	8,906,380
Total Cost of Revenue	31,450,075	19,269,153
Gross Profit	12,375,349	2,110,760

General and Administrative Expenses	6,794,111	2,844,637
Non-Cash Stock Compensation Expense	2,547,536	-
Non-Cash Write-Off of Net Right-of-Use Assets Associated with Apartment Rental Exit	2,385,995	-
Cash Costs Associated with Apartment Rental Exit	4,103,898	-
Total Operating Expenses	15,831,540	2,844,637
Loss from Operations	(3,456,191)	(733,877)
Other Income (Expense)
Other Income	1,584,105	127,058
Cash Interest and Financing Costs	(5,483,891)	(1,626,565)
Non-Cash Financing Costs	(2,034,376)	-
Total Other Expense	(5,934,162)	(1,499,507)
Loss Before Provision for Income Taxes	(9,390,353)	(2,233,384)
Provision for Income Taxes	-	-
Net Loss	$(9,390,353)	$(2,233,384)
Basic and Diluted Loss Per Common Share	$(0.40)	$-
Basic and Diluted Weighted Average Number of Common Shares Outstanding	23,432,870	-

See accompanying notes to consolidated financial statements.

LUXURBAN HOTELS INC.

Consolidated Statement Of Changes In Stockholders’ Equity (Deficit)

For The Year Ended December 31, 2022 And December 31, 2021

	Common Stock		Members Deficit	Additional Paid in Capital	Accumulated Deficit	Stockholders’ Deficit
Balance – January 1, 2021 partnership equity	-	$-	$(7,795,669)	$-	$-	$-
Net Loss		-	(2,233,384)	$-	$-	$-
Contributions			72,082
Distributions			(1,257,079)
Balance – December 31, 2021 partnership equity	-		$(11,214,050)	$-	$-	$-

Balance – December 31, 2021, partnership deficit, as previously reported	-	$-	$(11,214,050)	$-	$-	$(11,214,050)
Cumulative effective of changes in accounting principle			(414,373)		-	(414,373)
Conversion to C Corp	21,675,001	216	11,628,423	-	(11,628,639)	-
Net Loss	-	-	-	-	(9,390,353)	(9,390,353)
Conversion of Loans at IPO	1,425,417	14	-	2,830,112	-	2,830,126
Sale of Common Stock (Net of Related Costs)	3,375,000	34	-	10,198,514	-	10,198,548
Warrant Expense Upon Issuance of Warrants	-	-	-	1,850,431	-	1,850,431
Stock Option Expense for Share-Based Compensation	-	-	-	600,037	-	751,776
Stock Compensation Expense Upon Issuance of Common Stock	1,116,500	11		1,947,489	-	1,795,771
Conversion of Loans post IPO	100,000	1	-	299,999	-	300,000

Balance – December 31, 2022	27,691,918	$276	$-	$17,726,592	$(21,018,992)	$(3,292,124)

See accompanying notes to consolidated financial statements.

LUXURBAN HOTELS INC.

Consolidated Statement Of Cash Flows

	December 31,
	2022	2021
Cash Flows from Operating Activities
Net Loss	$(9,390,353)	$(2,233,384)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash stock based compensation	2,547,536	-
Non-cash warrant expense	1,850,431	-
Depreciation expense	8,671	-
Non-cash debt discount amortization	167,652	-
Non-cash rent expense amortization	1,894,731	325,114
Non-cash Write-Off of net Right-of-Use assets associated with apartment rental exit	2,385,995	-
Non-cash Financing Charges Associated with Short Term Business Financing	337,759	-
Unrealized gain on Treasury Bills	(2,553)	-
Loan forgiveness - SBA - PPP loan	(516,225)	-
Changes in operating assets and liabilities:
(Increase) Decrease in:
Processor retained funds	(6,677,356)	1,650
Prepaid expense and other assets	(1,356,471)	(938,621)
Securities deposits - current	164,653	-
Security deposits - noncurrent	(9,856,375)	(1,219,966)
(Decrease) Increase in:
Accounts payable and accrued expenses	2,043,125	436,447
Operating lease liability	(2,637,552)	-
Rents received in advance	746,561	961,405
Net cash used in operating activities	(18,289,771)	(2,667,355)

Cash Flows from Investing Activities
Purchase of property and equipment	(194,300)	(11,500)
Purchase of Treasury Bills	(2,658,829)	-
Net cash used in Investing activities	(2,853,129)	(11,500)

Cash Flows from Financing Activities
Deferred Offering Costs	771,954	-
Proceeds from loans payable - net	10,962,554	1,219,665
(Repayments of) proceeds from loans payable - related parties - net	-	2,684,744
Proceeds from short term business financing - net	279,248	1,065,929
Issuance of common stock	10,198,548	-
Contributions from members	-	72,082
Distributions to members	-	(1,257,079)
Net cash provided by financing activities	22,212,304	3,785,341

Net Increase in Cash and Restricted Cash	1,069,404	1,106,486
Cash and Restricted Cash - beginning of the period	1,106,998	512
Cash and Restricted Cash - end of the period	$2,176,402	$1,106,998

End of Period
Cash	1,076,402	6,998
Restricted Cash	1,100,000	1,100,000
Total Cash and Restricted Cash - end of period	$2,176,402	$1,106,998

Supplemental Disclosures of Cash Flow Information
Cash paid for:
Taxes	$-	$-
Interest	$4,336,468	$901,884
Initial Recognition of Operating Lease Right-of-Use Assets	$-	$-
Acquisition of New Operating Lease Right-of-Use Assets	$57,907,139	$-
Noncash financing activities:
Conversion of debt to common stock and additional paid-in capital	$3,954,468	$-
Common stock issued in exchange for warrants	$4,635,245	$-
Imputed interest on related party loans with below market interest rates reported as contributions from members	$-	$38,606

See accompanying notes to consolidated financial statements.

Notes To Consolidated Financial Statements

LUXURBAN HOTELS INC.

Notes to Condensed Consolidated Financial Statements

December 31, 2022

1 - DESCRIPTION OF BUSINESS AND PRINCIPLES OF CONSOLIDATION

LuxUrban Hotels Inc. (LUXH) utilizes an asset light business model to lease entire hotels on a long-term basis and rent out hotel rooms in the properties it leases. The Company currently manages a portfolio of hotel rooms in New York, Washington D.C., Miami Beach, New Orleans and Los Angeles.

In late 2021, LUXH commenced the process of winding down its legacy business of leasing and re-leasing multifamily residential units, as it pivoted toward its new strategy of leasing hotels. The Company’s transition has been substantially completed, although it continues to lease a total of approximately 9 multifamily residential units in Denver.

The consolidated financial statements include the accounts of LuxUrban Hotels Inc. (“LuxUrban”) and its wholly owned subsidiary SoBeNY Partners LLC (“SoBeNY”). On November 2, 2022, CorpHousing Group Inc. (“CorpHousing”) changed its name to LuxUrban Hotels Inc. In June 2021, the members of SoBeNY exchanged all of their membership interests for additional membership interests in Corphousing LLC, with SoBeNY becoming a wholly owned subsidiary of Corphousing LLC. Both entities were under common control at the time of the transaction. Since there was no change in control over the net assets, there is no change in basis in the net assets.

In January 2022, Corphousing LLC and its wholly owned subsidiary, SoBeNY, converted into C corporations, with the then current members of Corphousing LLC becoming the stockholders of the newly formed C corporation, CorpHousing Group Inc. The conversion has no effect on our business or operations and was undertaken to convert the forms of these legal entities into corporations for purposes of operating as a public company. All properties, rights, businesses, operations, duties, obligations and liabilities of the predecessor limited liability companies remain those of CorpHousing Group Inc. and SoBeNY Partners Inc.

All significant intercompany accounts and transactions have been eliminated in consolidation.

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of Presentation - The accompanying consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

b.	Revenue Recognition - The Company’s revenue is derived primarily from the rental of units to its guests. The Company recognizes revenue when obligations under the terms of a contract are satisfied and control over the promised goods and services is transferred to the guest. For the majority of revenue, this occurs when the guest occupies the unit for the agreed upon length of time and receives any services that may be included with their stay. Revenue is measured as the amount of consideration it expects to receive in exchange for the promised goods and services. The Company recognizes any refunds and allowances as a reduction of rental income in the consolidated statements of operations.

The Company accounts for revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606 which was adopted at the beginning of fiscal year 2018 using the modified retrospective method. The Company did not recognize any cumulative-effect adjustment to retained earnings upon adoption as the effect was immaterial.

Payment received for the future use of a rental unit is recognized as a liability and reported as rents received in advance on the balance sheets. Rents received in advance are recognized as revenue after the rental unit is occupied by the customer for the agreed upon length of time. The rents received in advance balance as of December 31, 2022 and December 31, 2021, was $2,566,504 and $1,819,943, respectively and is expected to be recognized as revenue within a one-year period.

c.	Use of Estimates - The preparation of financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from those estimates.

d.	Cash and Cash Equivalents - The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company had $1,076,402 and no cash equivalents as of December 31, 2022 and 2021.

e.	Fair Value of Financial Instruments - The carrying amount of cash, processor retained funds, security deposits, accounts payable and accrued expenses, rents received in advance, and merchant cash advances approximate their fair values as of December 31, 2022 and December 31, 2021 because of their short term natures.

f.	Advertising - Advertising and marketing costs are expensed as incurred. During the year ended December 31, 2022, and 2021, advertising and marketing costs incurred by the Company totaled $3,126 and $109,220, respectively, and are included in general and administrative expenses in the accompanying consolidated statements of operations.

g.	Commissions - The Company pays commissions to third-party sales channels to handle the marketing, reservations, collections, and other rental processes for most of the units. For the year ended December 31, 2022, and 2021, commissions were $6,549,422 and $1,719,724, respectively. These expenses are included in cost of revenue in the accompanying consolidated statement of operations.

h.	Deferred Rent - The Company has entered into several operating lease agreements, some of which contain provisions for future rent increases. In accordance with GAAP, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent, which is reflected as a separate line item in long-term liabilities in the accompanying consolidated balance sheets. The Company adopted Topic 842 effective January 1, 2022. See note 4 for more details.

i.	Income Taxes - In accordance with GAAP, the Company follows the guidance in FASB ASC Topic 740, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition and measurement of a tax position taken or expected to be taken in a tax return.

The Company is subject to income taxes in the jurisdictions in which it operates. The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carry-forwards. A valuation allowance is recorded for deferred tax assets if it is more likely than not that the deferred tax assets will not be realized.

For the year ended December 31, 2022, the Company did not record a provision for income taxes as a result of a net loss for the period.

For 2021, the Company, which has been classified as a partnership for federal income tax purposes, is not subject to federal, state, and certain local income taxes and, accordingly, makes no provision for income taxes in its financial statements. The Company’s taxable income or loss is reportable by its stockholders. For 2022, the Company, converted into a C corporation.

j.	Sales Tax - The majority of sales tax is collected from customers by our third-party sales channels and remitted to governmental authorities by these third-party sales channels. For any sales tax that is the Company’s responsibility to remit, the Company records the amounts collected as accrued expenses and relieves such liability upon remittance to the taxing authority. Rental income is presented net of any sales tax collected. As of December 31, 2022 and 2021, the Company accrued sales tax payable of approximately $229,371 and $296,000, respectively and it is included in accounts payable and accrued expenses in the consolidated balance sheet. The Company is in the process of filing for the Voluntary Disclosure and Compliance Program with any taxing authority to avoid any potential penalties where the Company has been delinquent in filing returns.

k.	Paycheck Protection Program Loan (“PPP”) - As disclosed in Note 3, the Company has chosen to account for the loan under FASB ASC 470, Debt. Repayment amounts due within one year are recorded as current liabilities, and the remaining amounts due in more than one year, if any, as other liabilities. In accordance with ASC 835, Interest, no imputed interest is recorded as the below market interest rate applied to this loan is governmentally prescribed. If the Company is successful in receiving forgiveness for those portions of the loan used for qualifying expenses, those amounts will be recorded as a gain upon extinguishment as noted in ASC 405, Liabilities.

l.	Earnings Per Share (“EPS”) - The Company has incurred a net loss for 2022 and as such, basic and diluted shares and weighted average shares outstanding are the same.

m.	Liquidity - The accompanying financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation as a going concern. As reflected in the accompanying statement of operations, for the year ended December 31, 2022, the Company had a net loss of $9,390,353. In addition, the Company has also sustained significant losses in prior years. Our working capital deficit as of December 31, 2022, was $13,892,020. We have renegotiated with our creditors prior to and subsequent to year end and we have completed our business shift from apartments to hotels we believe we will achieve cash flow positive results in 2023. The Company believes cash on hand and Treasury Bills as well as anticipated cash flow from operations will be sufficient to fund operations for the twelve months post this filing.

3 - LEASES

In February 2017, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), to provide guidance on recognizing lease assets and lease liabilities on the consolidated balance sheet and disclosing key information about lease arrangements, specifically differentiating between different types of leases. The Company adopted Topic 842, with an effective date of January 1, 2022. The consolidated financial statements from this date are presented under the new standard, while the comparative periods presented are not adjusted and continue to be reported in accordance with the Company’s historical accounting policy. This standard requires all lessees to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments.

Under Topic 842, the Company applied a dual approach to all leases whereby the Company is a lessee and classifies leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the Company. Lease classification is evaluated at the inception of the lease agreement. Regardless of classification, the Company records a right-of-use asset and a lease liability for all leases with a term greater than 12 months. Operating lease expense is recognized on a straight-line basis over the term of the lease.

Operating right of use (“ROU”) assets and operating lease liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments not yet paid. Operating right of use assets represent our right to use an underlying asset and is based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, we estimate incremental secured borrowing rates corresponding to the maturities of the leases.

The adoption of the new lease standard had a significant impact on the Consolidated Balance Sheets, resulting in the recognition on 1/1/2022 a right-of-use asset of $36,304,289, current lease liabilities of $7,370,890 and long-term lease liabilities of $29,884,584. In addition, the Company recognized a $414,373 cumulative-effect adjustment to retained earnings on the Consolidated Statements of Shareholders’ Equity related to the unamortized deferred lease costs incurred in prior periods which do not meet the definition of initial direct costs under Topic 842. The adoption of Topic 842 did not have a significant impact on the lease classification or a material impact on the Consolidated Statements of Operations.

The components of the right-of-use asset and lease liabilities as of December 31, 2022 are as follows:

At December 31, 2022, supplemental balance sheet information related to leases were as follows:

Operating lease right of use asset	$83,325,075
Operating lease liability, current portion	$4,293,085
Operating lease liability, net of current portion	$81,626,338

At December 31 2022, future minimum lease payments under the non-cancelable operating leases are as follows:

Twelve Months Ending December 31,
2023	$12,695,360
2024	13,104,192
2025	13,501,012
2026	13,147,855
2027	9,626,575
Thereafter	93,577,837
Total lease payment	$155,652,832

Less interest	(69,733,409)
Present value obligation	85,919,423
Short-term liability	(4,293,085)
Long-term liability	81,626,338

The following summarizes other supplemental information about the Company’s operating lease:

December 31,
2022
Weighted average discount rate	10%
Weighted average remaining lease term (years)	11.7 years

Year Ended December 31, 2022
Operating lease cost	$12,234,919
Total lease cost	$12,234,919

4 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued expenses totaled $6,252,492 and $4,209,366 as of December 31, 2022 and December 31, 2021, respectively. As of December 31, 2022, the balance consisted of approximately $1,570,000 of accrued payroll and related liabilities, $1,002,000 of accrued interest, $805,000 of legal exposure, $572,000 of commissions, $507,000 of credit cards payable, $495,000 professional fees, $371,000 in sales and real estate taxes, $104,000 of rent, $268,000 in costs related to the initial public offering, $265,000 of legal and accounting fees, $135,000 of director fees, and $158,000 of other miscellaneous items. As of December 31, 2021 the balance consisted of approximately $980,000 of credit cards payable, $600,000 of professional fees, $570,000 of rent, $570,000 of commissions, $475,000 of short-term negative cash balances, $295,000 in sales tax, $290,000 in costs related to the initial public offering, $228,000 of refunds, $97,000 of furniture, and $105,000 of other miscellaneous items.

Of the legal amounts accrued, the company believes the accrual best estimates the most likely outcomes of these matters, however the range of outcomes could be between $650,000–$850,000.

5 - LOANS PAYABLE - SBA - PPP LOAN

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted to provide emergency assistance for individuals, families, and organizations affected by the coronavirus pandemic. The PPP, created through the CARES Act, provides qualified organizations with loans of up to $10,000,000. Under the terms of the CARES Act and the PPP, the Company can apply for and be granted forgiveness for all or a portion of the loan issued to the extent the proceeds are used in accordance with the PPP.

In April and May 2020, SoBeNY and CorpHousing obtained funding of $516,225 and $298,958, respectively, from a bank established by the Small Business Administration (“SBA”). The loans have an initial deferment period wherein no payments are due until the application of forgiveness is submitted, not to exceed ten months from the covered period. Interest will continue to accrue during this deferment period. The April loan was written off by the bank in the September 2022 quarter and subsequently taken to other income. After the deferment period ends, the May loan is payable in equal monthly installments of $15,932, including principal and interest at a fixed rate of 1.00%. No collateral or personal guarantees were required to obtain the PPP loans. The Company does not intend to apply for forgiveness of these loans and expects to repay the loans in accordance with the terms of the agreements.

Accrued interest at December 31, 2022 and December 31, 2021, was $5,571 and $13,337, respectively, and is included in accounts payable and accrued expenses in the consolidated balance sheets.

Future minimum principal repayments of the SBA - PPP loans payable are as follows:

For the Twelve Months Ending December 31,
2023	$298,958

6 - LOANS PAYABLE - SBA - EIDL LOAN

During 2020, the Company received three SBA Economic Injury Disaster Loans (“EIDL”) in response to the COVID-19 pandemic. These are 30-year loans under the EIDL program, which is administered through the SBA. Under the guidelines of the EIDL, the maximum term is 30 years; however, terms are determined on a case-by-case basis based on each borrower’s ability to repay and carry an interest rate of 3.75%. The EIDL loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties. The proceeds from this loan must be used solely as working capital to alleviate economic injury caused by the COVID-19 pandemic.

On April 21, 2020, SoBeNY received an EIDL loan in the amount of $500,000. The loan bears interest at 3.75% and requires monthly payments of principal and interest of $2,437 beginning April 21, 2022, and is personally guaranteed by a managing stockholder. On June 18, 2020, Corphousing received an EIDL loan in the amount of $150,000. The loan bears interest at 3.75% and requires monthly payments of principal and interest of $731 beginning June 18, 2022. On July 25, 2020, S-Be received an EIDL loan in the amount of $150,000. The loan bears interest at 3.75% and requires monthly payments of principal and interest of $731 beginning July 25, 2022. Any remaining principal and accrued interest is payable thirty years from the date of the EIDL loan.

The outstanding balance at December 31, 2022 and December 31, 2021, was $800,000 and $800,000, respectively.

Accrued interest at December 31, 2022 was $30,000 and is included in accounts payable and accrued expenses in the consolidated balance sheets.

Future minimum principal repayments of the SBA - EIDL loans payable are as follows:

For the Twelve Months Ending December 31,
2023	$15,523
2024	14,826
2025	15,391
2026	15,979
2027	16,588
Thereafter	721,693
Total	$800,000

7 - SHORT-TERM BUSINESS FINANCING

The Company entered into multiple short-term factoring agreements related to future credit card receipts to fund operations. The Company is required to repay this financing in fixed daily payments until the balance is repaid. Fees associated with the this financing have been recognized in interest expense in the accompanying consolidated statement of operations. As of December 31, 2022 and December 31, 2021, the outstanding balance on these merchant cash advances net of unamortized costs was $1,921,439 and $1,386,008, respectively and is expected to be repaid within twelve months.

8 - LOANS PAYABLE

Loans payable consist of the following as of:

	December 31,	December 31,
	2022	2021
Original borrowings of $100,000, bears interest at 1%, requires no payments until maturity in March 2024, converted to equity at the initial public offering	$-	$20,500
Original borrowings of $250,000, bears interest at 1%, requires no payments until maturity in January 2024	210,500	210,500
Original payable of $151,096 with additional net borrowings of $252,954, requires monthly payments of $1,500 until total payments of $404,050 have been made	392,044	242,053
Original payable of $553,175 with additional net borrowings of $72,237, requires monthly payments of $25,000 until total payments of $625,412 have been made	450,000	553,175
Original payable of $492,180 with additional net borrowings of $620,804 requires monthly payments of $25,000 until total payments of $1,112,984 have been made	865,618	1,020,890
Borrowings of $9,075,000 and unamortized original issue discount of $638,388, bears interest at 5%, requires no payments until maturity in May 2023 (“Investor Notes”)	8,275,040	-
Original borrowings of $60,000, bears interest at 1%, requires no payments until maturity in January 2024	60,000	-
Original amounts due of $195,000, related to services provided by a vendor, requires monthly payments of $10,000 through May 2022, then monthly payments of $25,000 through August 2022 at which time any remaining balance is due	65,000	145,000
Letter of credit	2,500,000	-
Original borrowing of $119,224 with monthly payments $14,903	119,224	-
Other borrowing	225,929	-
	13,163,355	2,192,118
Less: Current maturities	9,761,723	1,267,004
	$3,401,632	$925,114

In conjunction with the initial public offering in August of 2022, we repaid $2,500,000 of Investor Notes which included a prepayment premium of 15%. On September 16, 2022, under the terms of the agreement, we sold an additional $2,070,000 of Investor Notes, including an original issue discount of 15%. In conjunction with this sale, we issued 517,500 warrants with an exercise price of $4.00. In conjunction with these warrants and notes sale, we recorded $349,899 of debt discount associated with this warrant issuance.

On September 30, 2022, we sold an additional $1,408,750 of Investor Notes, including an original issue discount of 15%. In conjunction with this sale, we issued 352,188 warrants with an exercise price of $4.00. In conjunction with these warrants and notes sale, we recorded $241,455 of debt discount associated with this warrant issuance.

Future minimum principal repayments of the loans payable are as follows:

For the Twelve Months Ending December 31,
2023	$9,761,723
2024	$3,401,632
Loans payable	$13,163,355

9 - LOANS PAYABLE - RELATED PARTIES

Loans payable - related parties consists of the following:

	December 31,	December 31,
	2022	2021
Original borrowings of $496,500, bears interest at 6%, requires no payments until maturity in May 2023. Lender is a stockholder of the Company	$238,000	$496,500
Original borrowings of $150,000, bears interest at various rates based on the lenders borrowing rates. No stated repayment terms. Lender is controlled by the managing stockholder and owned by his spouse	-	22,221
	238,000	518,721
Less: Current maturities	238,000	22,221
	$-	$496,500

Future minimum principal repayments of the loans payable — related parties are as follows:

For the Twelve Months Ending December 31,
2023	$238,000
Loans payable - related parties	$238,000

10 - CONVERTIBLE NOTES - RELATED PARTIES

	December 31,	December 31,
	2022	2021
Original borrowings of $1,966,019, bears interest at 6%, requires no payments until maturity in April 2023. Lender is related to the managing stockholder. Contingently convertible upon certain triggering events, converted to equity at the initial public offering	$-	$1,966,019
Convertible revolving credit line of $650,000, bears interest at 1%, requires no payments until maturity in March 2024. Lender is related to the managing stockholder. Notes converted to equity at the initial public offering	$-	642,841
	$-	$2,608,860
Less: Current maturities
	$-	$2,608,860

11 - LINE OF CREDIT

In February 2019, the Company entered into a line of credit agreement in the amount of $95,000. The line bears interest at prime, 7.27% as of December 31, 2022, plus 3.49%. The line matures in February 2029. Outstanding borrowings were $94,975 as of December 31, 2022 and December 31, 2021.

12 - RELATED PARTY TRANSACTIONS

Consulting services related to the management of the Company, including overseeing the leasing of additional units and revenue management, were provided to the Company through a consulting agreement with SuperLuxMia LLC, a consulting firm owned by a stockholder of the Company. For the year ended December 31, 2022, these consulting fees of the Company totaled approximately $192,000, as compared to $722,000, year ended December 31, 2021, and are included in general and administrative expenses in the accompanying consolidated statements of operations.

On December 20, 2022, the Company, and our chairman and chief executive officer, Brian Ferdinand (“Ferdinand”), entered into a Note Extension and Conversion Agreement with Greenle Partners LLC Series Alpha P.S. (“Greenle Series Alpha”) and Greenle Partners LLC Series Beta P.S., a Delaware limited liability company (“Greenle Beta” and, together with Greenle Alpha, “Greenle”). Greenle was the purchaser of 15% OID senior secured notes (the “Notes”) and warrants to purchase our common stock (“Warrants”) under certain securities purchase agreements and loan agreements between us and Greenle, including the Securities Purchase Agreement dated as of September 30, 2022, as amended by the letter agreement dated October 20, 2022, and the Loan Agreement dated as of November 23, 2022.

Under the terms of the Note Extension and Conversion Agreement, Greenle has agreed to convert from time to time up to $3,000,000 aggregate principal amount of the Notes into up to 1,000,000 shares of our common stock (the “Conversion Shares”) at the conversion price of $3.00 per share prescribed by the Notes. Additionally, Greenle has agreed that the payment date of certain of our notes in the aggregate principal amount of $1,250,000, maturing on January 30, 2023, shall be extended to March 1, 2023. On the date of any such conversion we shall issue to Greenle a number of credits under our existing revenue share agreements with them equal to fifteen percent (15%) of the principal amount of the Notes so converted. As of December 31, 2022, $300,000 of this note was converted and the entire $3,000,000 was converted in January of 2023. As part of this conversion, Ferdinand provided 874,474 of Conversion Shares to Greenle.

13 - RISKS AND UNCERTAINTIES

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash. The Company places its cash with high quality credit institutions. At times, balances may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. All accounts at an insured depository institution are insured by the FDIC up to the standard maximum deposit insurance of $250,000 per institution.

14 - MAJOR SALES CHANNELS

The Company uses third-party sales channels to handle the reservations, collections, and other rental processes for most of the units. Three sales channels represented approximately 95% of total revenue during the year ended December 31, 2022, as compared to 93% for the year ended December 31, 2021. The loss of business from one or a combination of the Company’s significant sales channels, or an unexpected deterioration in their financial condition, could adversely affect the Company’s operations.

15 - TAXES

The Company converted from an LLC into a C-Corp on January 4, 2022 and as such this is the first year subject to federal and state income taxes. We are subject to U.S. federal income tax as well as income tax of certain state jurisdictions. The components of income tax and the effective tax rates for the years ended December 31, 2022 and 2021 are as follows:

	Year ended December 31,
	2022	2021
Current:
Federal	-	-
State	-	-
Total Current	-	-
Deferred:
Federal	(673,020)	-
State	(177,643)	-
Total Deferred	(850,663)	-
Valuation Allowance	850,663	-
Total Income tax expense	-	-
Pre-tax Loss	(9,390,353)	(2,233,384)
Effective Income Tax Rate	0%	0%

A reconciliation of an income tax expense at federal statutory income tax rate of 21.0% and state income tax rate of 5.5% to our income tax expense at the effective tax rate is as follows:

	Year ended December 31,
	2022	2021
Tax at the Statutory Federal Rate	21.0%	0.0%
State Income Taxes	5.5%	0.0%
Valuation Allowance	-26.5%	0.0%
Effective Income Tax Rate	0.0%	0.0%

Deferred tax assets consist of the following at December 31, 2022 and 2021:

	Year ended December 31,
	2022	2021
Non-Cash Stock Compensation Expense	676,190	-
Change in Right-of-Use Asset and Lease Liability, Net	436,143	-
Interest Expense	1,151,025	-
Total DTA before VA	2,263,358	-
VA	(2,263,358)	-
Net DTA	-	-

Based on recent operating losses, the Company has decided to record a full valuation allocation on its deferred tax assets. Accordingly, a valuation allowance of $2,263,358 has been established.

16 - STOCK OPTIONS AND WARRANTS

Options

During the year ended December 31, 2022, the Company granted options to purchase an aggregate of 3,826,500 shares of common stock under the Company’s 2022 performance equity plan with a weighted average exercise price of $3.28.

The fair value of each option award was estimated on the date of grant using the Black-Scholes option valuation model using the assumptions noted as follows: expected volatility was based on the historical volatility of a peer group of companies. The expected term of options granted was determined using the simplified method under SAB 107 which represents the mid-point between the vesting term and the contractual term. The risk-free rate is calculated using the U.S. Treasury yield curve and is based on the expected term of the option.

The Black-Scholes option pricing model was used with the following weighted assumptions for options granted during the period:

December 31, 2022
Risk-free interest rate	0.52 - 4.13%
Expected option life	6 months - 48 months
Expected volatility	39.77 - 66.59%
Expected dividend yield	-%
Exercise price	$1.40 - 4.00

The following table summarizes stock option activity for the year ended December 31, 2022:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2021	-	$-	-	$-
Granted	3,826,500	3.28
Exercised	-	-
Expired	-	-
Forfeited	(1,916,016)	4.00
Outstanding at December 31, 2022	1,910,484	2.55	9.8	$-
Exercisable at December 31, 2022	-	$-	-	$-

The Company is expensing these stock option awards on a straight-line basis over the requisite service period. The Company recognized stock option expense of $751,776 for the year ended December 31, 2022. No stock compensation expense was recorded in 2021. Unamortized option expense as of December 31, 2022, for all options outstanding amounted to $4,374,348. These costs are expected to be recognized over a weighted average period of 2.8 years.

A summary of the status of the Company’s nonvested options as of December 31, 2022, is presented below:

Nonvested options

	Number of Nonvested Options	Weighted Average Grant Date Fair Value
Nonvested options at December 31, 2021	-	$-
Granted	3,826,500	3.28
Forfeited	(1,916,016)	4.00
Vested	-	-
Nonvested options at December 31, 2022	1,910,484	$2.55

Warrants

In connection with certain private placements funded by certain of our officers and directors prior to our initial public offering, we issued notes and warrants. The warrants were contingent upon, and became effective only upon, consummation of our initial public offering on August 11, 2022. In total, 695,000 of such warrants were issued to certain of our officers and directors with a weighted average exercise price of $4.20. These warrants are exercisable for five 5 years.

Also, in conjunction with the initial public offering, the Company issued 135,000 warrants to the underwriter of the initial public offering, Maxim, with an exercise price of $4.40. These warrants are exercisable for five years.

Also, in connection with certain private placements with a third-party investor, the Company issued 920,000 warrants with an exercise price of $4.00. These warrants are exercisable for five years. In connection with such private placements, we also issued, 32,000 warrants to Maxim (which served as agent for such private placement) at an exercise price of $4.40. These warrants are exercisable for five years.

On September 16, September 30, and October 20, 2022 in conjunction with a financing with the same third-party investor, we issued 517,500, 352,188 and 366,562 warrants with an exercise price of $4.00 per share. These warrants were subsequently cancelled and reissued at $2.00 per share.

The following table summarizes warrant activity for the twelve months ended December 31, 2022:

	Number of Shares Issuable Upon Exercise of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2021	-	$-	-	$-
Issued	5,174,500	3.21	5.0
Exercised	-	-	-
Expired	(2,156,250)	4.00	-
Outstanding at December 31, 2022	3,018,250	$2.64	4.8	-
Exercisable at December 31, 2022	3,018,250	$2.64	4.8	$-

In the year ended December 31, 2022, no shares were issued from the exercise of warrants.

17 - SUBSEQUENT EVENTS

On February 13, 2023, the Company entered into an amended Revenue Share Agreement (“RSA”) with its third-party lenders, Greenle Partners LLC Series Alpha P.S and Greenle Partners LLC Series Beta P.S (together, “Greenle”), pursuant to which the Company issued to Greenle an aggregate of 2,457,002 shares of its unregistered common stock in exchange for the termination of the Company’s existing obligations to pay to Greenle an aggregate of $5 million for the last quarter of 2022 and all quarters in 2023 under revenue share rights previously granted to Greenle by the Company with respect to certain of the Company’s properties. The common stock was issued at an effective price of $2.035 per share, which is equal to 110% the last sale market price reported by Nasdaq on February 10, 2023 (the last trading day prior to the date of execution of the RSA), and 119% of the average last sale market prices of the Company’s common stock for the ten consecutive trading day period through and including such date.

In January 2023, the Company prepaid $454,457 of the principal amount of the November 2022 Note (as part of a prepayment of a portion of several of our Existing Convertible Notes, as disclosed below). Immediately prior to the date of this Current Report, a $1,788,043 principal amount was outstanding under the November 2022 Note.

On February 17, 2023, we entered into an exchange agreement (“Exchange Agreement”) with the investor pursuant to which all principal, interest and prepayment premium outstanding under the November 2022 Note was exchanged for a convertible 15% original issue discount note (“Exchange Note”) in the principal amount of $2,079,686 and having a maturity date of August 17, 2023. The Exchange Note is substantially identical to the convertible notes (“Existing Convertible Notes”) sold to such investor and other investors in a series of private placements under a securities purchase agreement dated September 30, 2022 (as amended from time to time, the “September 2022 Investor Purchase Agreement”); provided, however, that the Exchange Note requires us to prepay $806,250 of the principal amount thereunder on or prior to March 1, 2023. Further, the Exchange Note is convertible into shares of our common stock at a conversion price of $3.00 per share (while our Existing Convertible Notes are convertible at $2.00 per share). The November 2022 Note was, and the Exchange Note being issued in exchange therefor now is, secured under the terms of our amended and restated security agreement with our investors (the “Security Agreement”), which was entered into in November 2022.

LUXURBAN HOTELS INC.

4,191,490 shares of Common Stock
offered by Selling Stockholder

prospectus

, 2023

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered for resale hereunder. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be paid
SEC Registration Fee	$826
Accounting fees and expenses	10,000
Legal fees and expenses	55,000
Miscellaneous fees and expenses	7,500
Total	$73,326

Item 14.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our Charter limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 15.	Recent Sales of Unregistered Securities.

Financing Activities

The below table summarizes our outstanding third-party investor financings as of April 21, 2022:

Original Issuance/Borrowing Date	Maturity Date	Original Principal Amount	Amount Outstanding at April 21, 2023
“Greenle Alpha” or “First Investor Financing” (1)
5/27/2022	4/15/2025	$1,725,000.00	$286,646.53
9/20/2022	4/15/2025	$1,270,000.00	$33,591.67
“Greenle Beta” “Series C” or “Second Investor Financing” (2)
9/30/2022	4/15/2025	$1,408,750.00	$1,448,468.92
10/21/2022	4/15/2025	$1,466,250.00	$1,503,313.54
“Series D” or “Third Investor Financing” (3)
11/25/2022	4/15/2025	$2,242,500.00	$1,281,278.80
11/25/2022	4/15/2025	$632,500.00	$3,426.04

Totals		$9,075,000.00	$4,556,725.50	(4)(5)

(1)	On May 27, 2022, June 30, 2022 and September 19, 2022, we issued an aggregate of $5,750,000 principal amount of 15% original issue discount notes to Greenle Partners LLC Series Alpha P.S. (“Greenle Alpha”) These notes bear interest at 5% per annum with all accrued interest payable at maturity. In conjunction with these issuances, we have issued five-year warrants to purchase an aggregate of 1,437,500 shares of our common stock at a per share exercise price of $2.00. For services rendered in arranging this financing, we paid Maxim Group LLC (“Maxim”), the lead-book-running manager of our initial public offering (“IPO”), aggregate agency fees of $256,000 and issued Maxim five-year warrants to purchase an aggregate of 32,000 shares of our common stock at a per-share exercise price of $4.40 per share.
(2)	On September 30, 2022 and October 23, 2022, we issued an aggregate of $2,875,000 principal amount of 15% original issue discount notes to Greenle Alpha. The notes are convertible into shares of our common stock at a price of $2.00 per share. In conjunction with these issuances, we have issued five-year warrants to purchase an aggregate of 1,437,501 shares of common stock at a per share exercise price of $2.00.
(3)	On November 23, 2022, we entered into a loan agreement evidenced by a promissory note with Greenle Alpha and Greenle Partners LLC Series Beta P.S. (together with Greenle Alpha, “Greenle”) pursuant to which we issued an aggregate of $2,875,000 principal amount of 15% original issue discount notes to Greenle.
(4)	In conjunction with these three financings, we have also issued to Greenle an aggregate of 3,406,251 warrants to purchase shares of our common stock at $2.00 per share, exercisable for five years from the date of issuance. In addition, we granted revenue participation rights providing Greenle with an aggregate share, typically 5% to 10% in the first five years of the relevant lease, and 1% thereafter, of the quarterly revenues generated by properties for which the subject note net proceeds were used to pay deposits or letters of credit, during the initial term of the subject lease relating to such property (including any prescribed extensions thereof).
(5)	The totals shown give effect to Greenle’s conversion of $3,000,000 aggregate principal amount of our 15% original discount notes into 1,000,000 shares of our common stock in December 2022 pursuant to a separately-negotiated extension and conversion agreement. Pursuant to this agreement, we shall issue to Greenle a number of credits under our existing revenue share agreements which equal to fifteen percent (15%) of the principal amount of the Extension Notes so converted. Furthermore, Mr. Ferdinand agreed to personally and individually pay Greenle, without cost to the Company, any shortfall below $3,000,000 in the aggregate amount Greenle realizes in public or private sales of the shares issued in connection with the conversion and the $3 million purchase price. As part of this agreement Mr. Ferdinand transferred 874,474 Shares in January of 2023. After this transfer, Mr. Ferdinand has no other obligations under this agreement.

Affiliate Financings

In May 2022, SuperLuxMia LLC, an entity controlled by our founder, chairman and chief executive officer, Brian Ferdinand, provided $661,000 in financing to our company for general operating expenses relating to the launch of our Marriott Herald Square property. This loan is evidenced by an unsecured, 24-month note, bearing interest at 6% per annum, with interest payable at maturity. We may prepay this note at any time without prepayment penalty, subject to the terms of our other existing debt.

In June 2022, Mr. Ferdinand personally provided us with an additional $750,000 of financing via a credit facility for operating expenses relating to the launch of certain of our newer properties, including the Astor Hotel and 1000 29th Street. This loan is evidenced by an unsecured, 24-month note, bearing interest at 6% per annum, with interest payable at maturity. We may prepay this note at any time without prepayment penalty, subject to the terms of our other existing debt. In October 2021, we issued a promissory note (the “October 2021 Note”) to THA Family II LLC, an affiliate of our chief executive officer, in the principal amount of $2 million. As part of the note purchase we also issued warrants to purchase 250,000 shares of our common stock at an exercise price of $4.20. The October 2021 Note has a maturity date of April 15, 2023, and bears interest at the rate of 6% per annum, with such interest payable monthly in arrears in cash. At the close of our IPO $1.0 mm of principal balance of this note converted into 312,500 shares of our stock and remaining balance was repaid.

In November 2021, we issued a promissory note (the “November 2021 Note”) to EBOL Holdings LLC, an entity controlled by a holder of more than 5% of our common stock, in the principal amount of $500,000. As part of the note purchase we also issued the investor warrants to purchase 125,000 shares of our common stock at an exercise price of $4.20 per share. The November 2021 Note had a maturity date of May 15, 2023. At the closing of our IPO, $200,000 of the November 2021 Note was repaid, with $238,000 unpaid principal (and accrued interest thereon) remaining outstanding at December 31, 2022.

Independent Director Issuances

In August 2022, we issued 13,500 shares of our common stock to each of our independent outside directors as part of their annual compensation for serving on our board of directors. In February 2023, we issued 33,333 shares of our common stock to each of our independent outside directors as part of their annual compensation for serving on our board of directors.

Exemptions from Registration

The offer, sale, and issuance of the notes, warrants and shares of common stock described in the preceding paragraphs were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was either an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act or had adequate access, through employment, business, or other relationships, to information about the Company.

Grants of Stock Options

From January 1, 2022 through the date of this prospectus, we granted options to purchase an aggregate of 2,644,000 shares of our common stock to our officers and other employees under the 2022 Performance Equity Plan. All options are subject to vesting, in all cases in three equal annual installments commencing on the first anniversary of the date of consummation of our IPO. All options are exercisable at a $4.00 per-share exercise price.

The stock options and common stock issuable upon the exercise of such stock options, as described above were issued pursuant to written compensatory plans or arrangements with our officers, directors, and employees, including the 2022 Performance Equity Plan. Prior to registration of the Plan under the Securities Act of 1933, as amended, on Form S-8, such grants were made in reliance on the exemption set forth in Section 4(a)(2) under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-262114) filed with the SEC on January 12, 2022).
3.1.1	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.1.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on April 15, 2022).
3.1.2	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 2, 2022).
3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 333-262114) filed with the SEC on January 12, 2022).
3.3	Certificate of Conversion from LLC to “C” corporation (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1 (File No. 333-262114) filed with the SEC on January 12, 2022).
4.1	Description of Registrant’s Securities. (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2023)
4.2	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on January 31, 2022).
4.3	October 2021 Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on April 15, 2022).
4.3.1	Addendum to the THA Contingent Warrants (incorporated by reference to Exhibit 4.2.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on April 15, 2022).
4.4	November 2021 Warrant (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on April 15, 2022).
4.4.1	Addendum to the EBOL Contingent Warrants (incorporated by reference to Exhibit 4.3.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on April 15, 2022).
4.5	Form of Underwriter’s Warrant (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on January 31, 2022).
4.6	Form of Warrant Agency Agreement (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on January 31, 2022).
4.7	Form of May/June 2022 Warrant (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 11, 2022).
4.8	Form of 2022 Investor Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 22, 2022).
4.9	Representative’s Warrant (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the SEC on August 16, 2022).
4.10	Form of September 2022 Investor Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2022).
4.11	Warrant (1,000,000 shares) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 18, 2022).
4.12	Warrant (250,000 shares) (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 18, 2022.
5.1	Opinion of Graubard Miller (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-267821) filed with the SEC on October 24, 2022).
10.1	2022 Performance Equity Plan (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-262114) filed with the SEC on January 12, 2022).
10.2	Employment Agreement with Brian Ferdinand (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 22, 2022).
10.3	Employment Agreement with Shanoop Kothari (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 22, 2022).
10.4	Employment Agreement with Kevin J. Mikolashek (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 22, 2022).
10.5	Employment Agreement with Karl Rothman (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 22, 2022).
10.6	Employment Agreement with Jimmie Chatmon (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 22, 2022).

10.7	October 2021 Note (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (File No. 333-262114) filed with the SEC on January 12, 2022).
10.7.1	Amendment No. 1 to October 2021 Note (incorporated by reference to Exhibit 10.8.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on January 31, 2022).
10.7.2	Amendment No. 2 to October 2021 Note (incorporated by reference to Exhibit 10.8.2 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on April 15, 2022).
10.8	November 2021 Note (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (File No. 333-262114) filed with the SEC on January 12, 2022).
10.8.1	Amendment No. 1 to November 2021 Note (incorporated by reference to Exhibit 10.9.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on January 31, 2022).
10.9	Form of Directors and Officers Indemnification Agreement (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on January 31, 2022).
10.10	Form of 2022 Insider Bridge Note (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on April 15, 2022).
10.11	Form of 2022 Insider Bridge Warrant (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on April 15, 2022).
10.12	Securities Purchase Agreement, dated May 27, 2022 (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 11, 2022).
10.13	Amendment No. 1, dated June 30, 2022, to Securities Purchase Agreement, dated May 27, 2022 (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 11, 2022).
10.14	Securities Purchase Agreement, dated June 30, 2022 (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 11, 2022).
10.15	Form of May/June 2022 Note (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 11, 2022).
10.16	Form of Security and Guaranty Agreement Related to the May/June 2022 Notes (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 11, 2022).
10.17	Amended and Restated Registration Rights Agreement (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 11, 2022).
10.18	Form of September 2022 Investor Note (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2022).
10.19	Form of September 2022 Investor Purchase Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2022).
10.20	Amended and Restated Security and Guaranty Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2022).
10.21	Amended and Restated Registration Rights Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2022).
10.22	Addendum to September 2022 Investor Purchase Agreement (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K/A filed with the SEC on October 20, 2022).
10.23	Form of Hotel Management Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 8, 2022).
10.24	Form of November 2022 Investor Note (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 28, 2022).†
10.25	Loan Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 28, 2022).†
10.26	Amended and Restated Security and Guaranty Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 28, 2022).†
10.27	Revenue Share Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on November 28, 2022).†
10.28	Transition Services Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 2, 2022).
10.29	Note Extension and Conversion Agreement, dated December 20, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 20, 2022).
10.30	Restricted Stock Award Agreement (Shanoop Kothari) (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 20, 2022).
10.31	Revenue Share Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2023).†
10.32	February 2023 Letter Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 21, 2023).
10.33	Amendment No. 1 to the Amended and Restated Security and Guaranty Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 21, 2023).
10.34	April 2023 Letter Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 18, 2023).

23.1	Consent of Grassi & Co., CPAs, P.C.(1)
23.2	Consent of Graubard Miller (included in its opinion filed as Exhibit 5.1)(*)
99.1	Audit Committee Charter(1)
99.2	Compensation Committee Charter(1)
99.3	Nominating & Corporate Governance Committee Charter(1)
107	Filing Fee Table (incorporated by reference to Exhibit 107 to the Company’s Registration Statement on Form S-1/A (File No. 333-267821) filed with the SEC on October 24, 2022).
Exhibit 101.INS	Inline XBRL Instance Document
Exhibit 101.SCH	Inline XBRL Taxonomy Extension Schema Document
Exhibit 101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
Exhibit 101.DEF	Inline XBRL Taxonomy Definition Linkbase Document
Exhibit 101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
Exhibit 101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

(1)	Filed herewith.

†	Certain of the exhibits and schedules to this agreement have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon request.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on April 21, 2023.

LUXURBAN HOTELS INC.

By	/s/ Brian Ferdinand
Name:	Brian Ferdinand
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Brian Ferdinand	Brian Ferdinand	April 21, 2023
Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Shanoop Kothari	Shanoop Kothari	April 21, 2023
President, Chief Financial Officer and Secretary (Principal Financial Officer)

/s/ Karl Rothman*	Karl Rothman	April 21, 2023
Chief Accounting Officer (Principal Accounting Officer)

/s/ Jimmie Chatmon*	Jimmie Chatmon	April 21, 2023
Director

/s/ Leonard Toboroff*	Leonard Toboroff	April 21, 2023
Director

/s/ Aimee J. Nelson*	Aimee J. Nelson	April 21, 2023
Director

/s/ Jeffrey Webb*	Jeffrey Webb	April 21, 2023
Director

/s/ David Berg*	David Berg	April 21, 2023
Director

/s/ Donald Engle*	Donald Engle	April 21, 2023
Director

*	By power of attorney